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                                                                    Exhibit 10.2

                                 STEPHEN VENUTI

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement') dated as of August 5, 1998, between I-Storm, Inc., a Nevada corporation, and its wholly owned subsidiary, LVL Communications Corporation, a California corporation, (collectively, the "Company"), each with its principal place of business in the United States at 480 Cowper Street, Palo Alto, California, 94301 (herein called the "Company") and STEPHEN VENUTI (herein called the "Employee") residing at 24130 Big Basin Way, Saratoga, CA, 95070.

1. EMPLOYMENT. The Company hereby employs Employee as the Executive Vice President and General Manger of I-Storm Inc. and as the Executive Vice President and General Manger of LVL Communications Corporation reporting to the Company's President. Employee will be responsible for management and supervision of all Company activities for the term of this Agreement, and the Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2. TERM. The term of this Agreement shall have commenced as of July 15, 1998 (the "Employment Date") and shall continue in effect for a term of 36 months, unless earlier terminated in accordance with the provisions of Section 6 of this Agreement. Thereafter, this Agreement shall be automatically renewed on a year-to-year basis unless either party shall provide the other with notice in writing of the termination of this Agreement at least 60 days' prior to the expiration of this Agreement at the end of its original term or any renewal thereof. For purposes of this Agreement, the "term of this Agreement" shall refer to the initial term and all renewal terms hereof. In the event of termination by the Company prior to the expiration of this Agreement at the end of its original term or any renewal thereof, the Company shall pay the Employee severance pay and benefits required by Section 6(e) of this Agreement unless


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termination by the Company is for a reason specified in Sections 6(a), 6(b) or
6(c) hereunder

3. COMPENSATION. For all services rendered by the Employee under this Agreement, the Company shall pay the Employee a salary and fringe benefits as follows:

     (a) Cash Compensation: The Company shall pay the Employee a base salary during the term of this Agreement, payable semi-monthly, at the rate of $150,000 per year. Employee will be eligible to receive an fiscal annual performance bonus of up to 50% of base salary based upon achievement of reasonable and achievable Company goals as determined and approved in good faith by the Board of Directors to be paid no later than 30 days from the end of such year. Employee shall be eligible for annual performance appraisal and merit increase. Company may, but is not obligated to, increase Employee's salary as Company deems appropriate.

     (b) Stock Options: The Company shall grant the Employee stock options to purchase 300,000 common shares of the Company at $0.50 per share, of which 150,000 shares shall vest ratably over a period of 36 months from the Employment Date; and of which 150,000 shares will only vest upon the Company's sales revenue meeting or exceeding twelve million dollars ($12,000,000) for any twelve month period from the Employment Date and upon the Company's quarterly revenue exceeding operating expenses for the same twelve month period, as determined by the Board of Directors at its sole discretion.

     (c) Medical, Insurance, and Other Benefits: The Employee shall at his option be entitled to participate with other employees of the Company in all group fringe benefit plans or other group arrangements authorized and adopted from time to time. Employee shall also receive such other benefits including


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     vacation, holidays, and sick leave, as Company generally provides to its employees holding similar positions as that of Employee.

     (d) Expenses: The Company shall either pay directly or reimburse Employee for reasonable travel, entertainment and other business expenses incurred by Employee in the performance of his duties hereunder; provided that the incurring of such expenses shall be subject to such policies as shall be established by the Board of Directors of the Company from time to time, and Employee shall submit to the Company such documentation to substantiate such expenses as the Company shall reasonably request.

Nothing herein shall be deemed to preclude the Company from awarding additional compensation or benefits to Employee during the term of this Agreement, upon approval of Company's Board of Directors, whether in the form of raises, bonuses, additional fringe benefits, or otherwise.

4. DUTIES. During the term of this Agreement, the Employee hereby promises to perform and discharge faithfully the duties which may be assigned to him from time to time by the Board of Directors in connection with the conduct of its business so long as such duties are reasonably related to the Employee's duties as an Executive Officer of the Company. Employee will be responsible for all activities of the Company as determined by the President and as required of officers of the Company under applicable state and federal law, and will have all relevant executives and their respective subordinates report to him. Employee is employed to actively serve on a full-time basis as an executive officer of the Company.

5. EXTENT OF SERVICES; OTHER INTERESTS. During the term of this Agreement, the Employee shall devote all of his working time, attention and energies which are reasonably required for the performance of his duties and the business of the Company


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and shall travel as reasonably required to discharge the duties of his position with the Company as assigned by its President. The Employee shall not during the term of this Agreement be engaged in any other business activities that are, or could potentially be, in competition with the business activities of the Company whether or not such business activities are pursued for gain, profit or other pecuniary advantage. Subject to the foregoing, the Employee may engage in investment, business, professional and continuing education activities so long as such activities do not substantially interfere with the performance of his duties as an Officer of the Company.

6. TERMINATION. Payment of severance described in this Section 6 shall be paid no later than ten (10) days after becoming due.

     (a) Death: In the event of Employee's death during the term hereof, this Agreement shall terminate immediately and, except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Employee or his estate. The Company shall continue to pay to Employee's estate his salary and continued stock option vesting for a period of three
     (3) months from and after the date of death during the term of this Agreement.

     (b Permanent Disability. In the event that Employee becomes totally disabled during the term hereof and such total disability continues for a period in excess of ninety (90) days, whether consecutive or in the aggregate during any 12 month period, at the end of such period of disability the Employee shall be considered as permanently disabled and this Agreement shall terminate immediately and, except as expressly set forth in this paragraph, the Company shall have no further liability hereunder to Employee. The Company shall continue to pay to Employee his salary and continue stock option vesting for the period of disability and a period of two (2) months from and after the date of total disability commencing with the expiration of the first 90 day period of such disability as severance pay hereunder.


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     Employee shall be considered as totally disabled if, and when because of injury, illness or physical or mental disability, he is prevented from effectively performing the duties of his employment. The determination of total disability shall be made by the Board of Directors of the Company, but said decision shall not be unreasonable or arbitrary and shall be supported by the opinion (at the Company's expense) of at least one licensed physician, unless Employee shall without justification fail to submit to the necessary physical or mental examinations. It is understood that Employee's occasional sickness of short duration shall not result in Employee being considered totally disabled, and Employee shall continue to be compensated hereunder during such periods of occasional sickness so long as they shall not exceed the greater of twelve (12) days in a calendar year or the amount of sick leave available to any other employee of the Company.

     (c) Involuntary Termination for Cause. The Company may terminate this Agreement for cause. For the purposes of this Agreement, a termination for "cause" shall mean a termination resulting from a good faith and reasonable determination by the Company's Board of Directors that Employee (i) has committed a felony or act of moral turpitude which would materially injure the Company or its reputation or, (ii) has intentionally or willfully and repeatedly breached his duties hereunder in a material respect and, if curable, has failed to cure the same within thirty (30) days after receiving written notice of such breach from the Board of the Company. Such notice must be given to Employee following each claimed breach, whether or not curable. In the event of termination for cause, the Company shall have no further liability hereunder to Employee from and after the date of such termination.

     (d) Termination Without Cause. Termination of Employee by the Company for any reason other than in paragraphs 6(a), 6(b), and 6(c) hereof shall be considered Termination Without Cause.


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     (e) Salary and Benefit Continuation Upon Termination Without Cause. Upon
     the Company's termination of Employee's employment for any reason whatsoever prior to the expiration of the original term or any annual renewal of the term of this Agreement, except for (i) termination upon death as set forth in paragraph 6(a) hereof; (ii) termination upon permanent disability as set forth in paragraph 6(b) hereof; or (iii) termination for cause pursuant to paragraph 6(c) hereof ("Termination without Cause"); or (iv) Employee's voluntarily electing not to continue in the employment of the Company under conditions other than Constructive Discharge; then the Company within thirty (30) days after such termination, and in lieu of all other obligations, the Company hereunder, shall:
     1) pay to Employee a lump-sum payment equal to his then base salary for a period equal to twelve (12) months; 2) provide Employee, at Company's cost, with employment benefits consisting of life, health, dental and long-term disability insurance for a period of 12 months after termination; and 3) enter into a Post-termination Consulting Agreement as defined below in paragraph 6(f) hereof. Thereafter, any continuation of benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) will be at Employee's cost.

     (f) Post-termination Consulting Agreement. Upon the Termination Without Cause, the Employee will hold himself available to provide consulting services to the Company for a period terminating one year after the Termination Date (the "Consulting Period"). Employee will provide the consulting services only upon the request of the Company's President and for no more than ten hours per week at such times and places as are mutually convenient to Employee and the Company. However, Employee will perform those services at times and places that do not reasonably conflict with his responsibilities to his then current employer. Employee will perform services as an independent contractor with the customary and usual independence associated therewith, and he will not be deemed an employee or agent of the Company or have the authority to bind, or to enter into any contract on behalf of, the Company, unless expressly authorized in writing to do so. The Company will pay Employee a consulting fee of $150.00 per hour for each hour actually worked


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     at the Company's request. The Company's Board of Directors has determined that Employee will be providing "substantial services" to the Company during the Consulting Period such that any option held by Employee on the Termination Date, if not fully vested at the time, will continue to vest at the rate of 1/36 of the option grant per month during the Consulting Period provided that total vesting shall not exceed the original total shares granted under each stock option. Any option held by Employee at the Termination Date will remain exercisable for 36 months from the Termination Date even though the employment of Employee will terminate on the Termination Date.

7. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. The Employee recognizes and acknowledges that the Company's trade secrets and proprietary processes as they may exist from time to time are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. The Employee will not during or after the term of his employment, disclose such secrets or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Employee make use of any such secrets or processes for his own purposes or for the benefit of any person, firm, corporation, or other entity (except the Company) under any circumstances during or after the term of his employment; provided that, after the expiration of the term of his employment these, restrictions shall not apply to such secrets and processes which are, then, or from time to time thereafter, in the public domain (provided that he was not responsible, directly or indirectly, for permitting such secrets or processes to enter the public domain without the Company's consent).

8. COVENANT NOT TO COMPETE OR INTERFERE. With the exception of activities associated with the purchase and subsequent operation of the Company, Employee agrees that during the term of this Agreement and for a period of one (1) year after the date of Termination under this Agreement, whichever occurs first; (a) Employee shall not intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual


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or otherwise between the Company and any customer, supplier, lessor or employee of the Company or any of its subsidiaries and (b) Employee shall not as a sole proprietor or otherwise for his own account or as a partner, employee, officer, director, manager, agent, distributor, consultant, marketing representative, associate, investor or otherwise (except as to a less than 5% interest in a public company listed on the Nasdaq, a national, or a regional exchange), directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, finance, work for, provide services to, advise, acquire, lease, operate, manage or invest in or permit his name to be used or employed in connection with any business which engages directly in competition with the Company. Employee further agrees that the covenants and other provisions of this paragraph shall cover his activities in the whole of North America, Europe and Asia (the "Territory"). The parties hereto agree that the covenants contained in this paragraph (b) shall be construed as if the covenants are divided into separate and distinct covenants in respect of each of the products and services of the Company, each capacity in which the party is prohibited from competing, and each part of the world in which such competition is prohibited from taking place. The territorial restrictions contained in this Section 8 are properly required for the adequate protection of the Company and in the event any covenant or other provision contained this Section 8 shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction. With respect to any part of the Territory or otherwise, such covenant or provision shall not be affected with respect to any other part of the Territory or otherwise, and each of the parties hereto agrees and submits to the reduction of said territorial restriction or other provisions to such an area or otherwise, as said court shall deem reasonable. The parties further agree that if any provision of this Agreement is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the extent permitted by law.

9. INVENTIONS. The Employee hereby sells, transfers, and assigns to the Company, or to any person or entity designated by the Company, at of the entire right, title and interest of the Employee in and to all inventions, ideas, disclosures, and improvements, whether patented or unpatented, and copyrightable material made or


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conceived by the Employee, solely or jointly during the term hereof which relate to methods, apparatus, formulae, designs, products, processes or devices, sold, leased, used, or under consideration or development by the Company, or which otherwise relate to or pertain to the business, functions, or operations of the Company. The Employee agrees to communicate promptly and to disclose to the Company, in such form as the Employee may be required to do so, all information, details, and data pertaining to the aforementioned inventions, ideas, disclosures, and improvements and to execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Employee to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof.

For the purposes of this Agreement, an invention shall be deemed to have been made during the term of Employee's employment if, during such period, the invention was conceived or first actually reduced to practice by the Company, and Employee agrees that any patent application filed within one (1) year after termination of this employment shall be presumed to relate to an invention which was made during the term of Employee's employment unless Employee can provide satisfactory evidence to the contrary.

10. INJUNCTIVE RELIEF. The parties hereto acknowledge that (a) the covenants and restrictions set forth in Sections 8, 9 and 10 of this Agreement are necessary, fundamental and required for the protection of the business of the Company, (b) such covenants and restrictions are material inducements to investors to enter into agreements to invest in the Company, and (c) a breach of any of such covenants and restrictions by Employee will result in irreparable harm and damages to the Company which cannot be adequately compensated by a monetary award. Accordingly, in the event of breach or threatened breach of such provisions by Employee, Employee expressly agrees that the Company shall be entitled to the immediate remedy of a temporary restraining order, preliminary injunction or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin the Employee from breaching any such covenant or provision or to specifically


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enforce the provisions hereof.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

11. INSURANCE. The Company, at its election and for its benefit, may insure the Employee against accidental loss or death and the Employee shall submit to such physical examination and supply such information as may be required in connection therewith.

12. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail to his last known residence in the case of the Employee or to its last known principal office in the case of the Company.

13. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed by a waiver of any subsequent breach.

14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

15. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall inure to the benefit of and shall be binding upon the successors of such parties.

16. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and supersedes all existing agreements between them. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, modification, extension or discharge is sought.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.



                              STEPHEN VENUTI


EMPLOYEE:                     /s/ CALBERT LAI ATTORNEY IN FACT FOR
                                              STEPHEN VENUTI
                              --------------------------
                              Stephen Venuti


COMPANY                       I-STORM, INC

                              By: /s/ FRANK DELAPE
                                 -----------------------
                                   Frank DeLape
                                   Chairman of the Board


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                            SPECIAL POWER OF ATTORNEY

     I, STEVEN VENUTI, 24130 Big Basin Way, Saratoga, CA 95070, appoint CALBERT LAI, 480 Cowper Street, Palo Alto, CA 94301, as my agent (attorney in fact) to act for me in the following specific manner: Calbert Lai is authorized to execute an employment agreement on my behalf with I-Storm, Inc., a Nevada corporation, or LVL Communications Corporation, a California corporation, upon telephonic authorization from me.

     This Special Power of Attorney is valid and effective for the period July 28, 1998 through August 10, 1998, only.

     Executed this 29 day of July, 1998 at Palo Alto, California.

                                        /s/ STEVEN VENUTI
                                        ---------------
                                        STEVEN VENUTI

State of California        )
                           ) ss.
County of Santa Clara      )

     On July 29, 1998, before me, Sally A. Morello, Notary Public, personally appeared STEVEN VENUTI, personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

     WITNESS my hand and official seal,

                                        /s/ SALLY A. MORELLO
                                        ----------------------------------
                                        Notary Public, State of California

VSI1
[SEAL]
SALLY A. MORELLO
Comm. #1153741
NOTARY PUBLIC - CALIFORNIA
Santa Clara County
My Comm. Expires Sept. 26, 2001
VSI1